    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS
Delivered revenue growth and strong margin expansion

Second Quarter 2024 Highlights
•Net sales of $1.1 billion in the second quarter, up 4% year-over-year
•Net income of $61 million, or $2.40 per diluted share, in the second quarter, up from $33 million, or $1.31 per diluted share, in the second quarter of 2023
•EBITDA of $123 million in the second quarter, up 39% year-over-year
•Operating profit margin of 8.6% in the second quarter, up from 5.4% in the second quarter of 2023
•Inventory reduction of $142 million from the second quarter of 2023
•Quarterly dividend of $1.05 per share paid, totaling $27 million in the second quarter
•Cash flows provided by operations of $439 million for the LTM period ended June 30, 2024
•Improved liquidity position with $130 million of cash and cash equivalents and $373 million of availability on revolving credit facility at June 30, 2024, up sequentially from $23 million of cash and cash equivalents and $154 million of availability at March 31, 2024

Elkhart, Indiana - August 6, 2024 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies, domestically and internationally, a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation markets, and the related aftermarkets of those industries, today reported second quarter 2024 results.

“We delivered strong second quarter results, with revenue growth in towable RV OEM, Aftermarket, and certain Adjacent OEM businesses while achieving over 300 basis points of operating profit margin expansion compared to the second quarter of 2023,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer. “Our strategy has been working. Diversification continues to help mitigate market cyclicality and support margins, while innovation is fueling content growth. Continued expansion into new product markets is also broadening our reach, which has opened up over $12 billion in combined addressable opportunities across our business. As a result, we continue to deliver strong results in a challenging backdrop and are well-placed to benefit meaningfully when the RV market rebounds and retail demand improves.”

“We are generating substantial cash flows through disciplined working capital management, having notably reduced inventories by $142 million in the past year, as well as by taking action to optimize and enhance our manufacturing footprint. Efforts to increase efficiencies, driving operational effectiveness through continuous improvements, are also helping to lift profitability. As our results reinforce our financial foundation, we plan to continue paying down debt and investing in growth opportunities for our business,” continued Mr. Lippert. “Heading further into the year, we will keep executing our strategy and drive sustained value creation for our stakeholders.”

“Thanks to the hard work and dedication of our team members, we showed solid performance in the second quarter while navigating a challenging environment. Through a consistent focus on our key strategic pillars, including customer service, safety, quality, culture and leadership, and innovation, we are delivering profitable growth while solidifying our leading position across the recreation space,” commented Ryan Smith, LCI Industries' Group President - North America.

Second Quarter 2024 Results

Consolidated net sales for the second quarter of 2024 were $1.1 billion, an increase of 4% from 2023 second quarter net sales of $1.0 billion. Net income in the second quarter of 2024 was $61.2 million, or $2.40 per diluted share, compared to $33.4 million, or $1.31 per diluted share, in the second quarter of 2023. EBITDA in the second quarter of 2024 was $122.6 million, compared to EBITDA of $88.2 million in the second quarter of 2023. Additional information regarding EBITDA, as well as reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the second quarter of 2024 was primarily driven by increased North American RV wholesale shipments of travel trailers and fifth-wheels and market share gains in the automotive aftermarket, partially offset by lower North American marine sales volume.

July 2024 Results

July 2024 consolidated net sales were approximately $311 million, up 6% from July 2023, primarily due to an approximate 15% increase in North American RV production, partially offset by an approximate 16% decline in marine sales compared to July 2023.

OEM Segment - Second Quarter Performance

OEM net sales for the second quarter of 2024 were $796.1 million, an increase of $37.1 million compared to the same period of 2023. RV OEM net sales for the second quarter of 2024 were $490.0 million, up 20% compared to the same prior year period, driven by a 15% increase in North American travel trailer and fifth-wheel wholesale shipments, increased selling prices which are indexed to select commodities, and market share gains. Adjacent Industries OEM net sales for the second quarter of 2024 were $306.2 million, down 12% year-over-year, primarily due to lower sales to North American marine and utility trailers OEMs, driven by current dealer inventory levels, inflation, and rising interest rates impacting retail consumers. North American marine OEM net sales in the second quarter of 2024 were $64.2 million, down 33% year-over-year.

Operating profit of the OEM Segment was $50.6 million in the second quarter of 2024, or 6.4% of net sales, compared to $18.6 million, or 2.5% of net sales, in the same period in 2023. The operating profit expansion of the OEM Segment for the quarter was primarily driven by decreased material and freight costs.

Aftermarket Segment - Second Quarter Performance

Aftermarket net sales for the second quarter of 2024 were $258.4 million, up 1% year-over-year, primarily driven by market share gains in the automotive aftermarket, partially offset by lower volumes within marine and RV aftermarkets, which have been negatively impacted by lower consumers' discretionary spending. Operating profit of the Aftermarket Segment was $40.0 million in the second quarter of 2024, or 15.5% of net sales, compared to $36.5 million, or 14.3% of net sales, in the same period in 2023. The operating profit expansion of the Aftermarket Segment for the quarter was primarily driven by decreased material and freight costs, partially offset by increased labor costs and investments to expand capacity within the automotive aftermarket.

“Our Aftermarket business remains healthy, as we delivered another quarter of solid margin expansion, continuing to support overall profitability for Lippert. Strength in the automotive aftermarket was a primary driver during the quarter, along with the structural tailwind from the record number of RVs entering the repair, replacement, and upgrade cycle,” commented Jamie Schnur, LCI Industries’ Group President – Aftermarket commented. “We look forward to continue delivering long-term, profitable growth as we leverage our core competencies and seek to gain share in premium markets like appliances, transportation, and building products.”

Income Taxes

The Company's effective tax rate was 26.0% for the quarter ended June 30, 2024, compared to 25.6% for the quarter ended June 30, 2023. The increase in the effective tax rate was primarily due to a discrete tax expense related to the surrender of certain company-owned life insurance policies.

Balance Sheet and Other Items

At June 30, 2024, the Company's cash and cash equivalents balance was $130.4 million, compared to $66.2 million at December 31, 2023. The Company used $53.5 million for dividend payments to shareholders, $21.3 million for capital expenditures, and $20.0 million for an acquisition in the six months ended June 30, 2024.

The Company remained focused on inventory reductions to improve cash generation and optimize working capital in the second quarter. As of June 30, 2024, the Company's net inventory balance was $687.9 million, down from $768.4 million at December 31, 2023 and $830.0 million at June 30, 2023.
The Company's outstanding long-term indebtedness, including current maturities, was $829.7 million at June 30, 2024, and the Company was in compliance with its debt covenants. As of June 30, 2024, the Company had $130.4 million of cash and cash equivalents, and the Company had $373.1 million of borrowing availability under the revolving credit facility.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its second quarter results on Tuesday, August 6, 2024, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required conference ID 439054. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for participants outside the U.S. and referencing access code 716397. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation markets, consisting primarily of recreational vehicles and adjacent industries, including boats; buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2024	2023	2024	2023	Months
(In thousands, except per share amounts)

Net sales	$1,054,544	$1,014,639	$2,022,573	$1,987,949	$3,819,432
Cost of sales	788,099	796,519	1,532,222	1,583,758	2,957,082
Gross profit	266,445	218,120	490,351	404,191	862,350
Selling, general and administrative expenses	175,841	162,946	342,136	328,974	665,924
Operating profit	90,604	55,174	148,215	75,217	196,426
Interest expense, net	7,962	10,249	17,283	20,643	37,064
Income before income taxes	82,642	44,925	130,932	54,574	159,362
Provision for income taxes	21,479	11,499	33,224	13,889	38,144
Net income	$61,163	$33,426	$97,708	$40,685	$121,218

Net income per common share:
Basic	$2.40	$1.32	$3.86	$1.61	$4.78
Diluted	$2.40	$1.31	$3.85	$1.60	$4.76

Weighted average common shares outstanding:
Basic	25,473	25,329	25,344	25,273	25,386
Diluted	25,504	25,437	25,367	25,359	25,485

Depreciation	$17,936	$18,867	$36,521	$37,117	$74,096
Amortization	$14,103	$14,183	$28,207	$28,432	$56,851
Capital expenditures	$12,720	$16,923	$21,328	$34,082	$49,455

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2024	2023	2024	2023	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$426,349	$338,739	$817,112	$669,292	$1,506,673
Motorhomes	63,620	71,185	132,458	140,736	261,079
Adjacent Industries OEMs	306,155	349,084	604,866	707,152	1,173,245
Total OEM Segment net sales	796,124	759,008	1,554,436	1,517,180	2,940,997
Aftermarket Segment:
Total Aftermarket Segment net sales	258,420	255,631	468,137	470,769	878,435
Total net sales	$1,054,544	$1,014,639	$2,022,573	$1,987,949	$3,819,432

Operating profit:
OEM Segment	$50,562	$18,642	$83,398	$17,921	$82,838
Aftermarket Segment	40,042	36,532	64,817	57,296	113,588
Total operating profit	$90,604	$55,174	$148,215	$75,217	$196,426

Depreciation and amortization:
OEM Segment depreciation	$13,733	$14,655	$27,768	$29,004	$57,160
Aftermarket Segment depreciation	4,203	4,212	8,753	8,113	16,936
Total depreciation	$17,936	$18,867	$36,521	$37,117	$74,096

OEM Segment amortization	$10,150	$10,204	$20,430	$20,654	$41,356
Aftermarket Segment amortization	3,953	3,979	7,777	7,778	15,495
Total amortization	$14,103	$14,183	$28,207	$28,432	$56,851

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2024	2023
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$130,418	$66,157
Accounts receivable, net	333,059	214,707
Inventories, net	687,870	768,407
Prepaid expenses and other current assets	67,637	67,599
Total current assets	1,218,984	1,116,870
Fixed assets, net	448,025	465,781
Goodwill	588,523	589,550
Other intangible assets, net	421,713	448,759
Operating lease right-of-use assets	239,810	245,388
Other long-term assets	94,924	92,971
Total assets	$3,011,979	$2,959,319

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$558	$589
Accounts payable, trade	202,622	183,697
Current portion of operating lease obligations	38,656	36,269
Accrued expenses and other current liabilities	190,657	174,437
Total current liabilities	432,493	394,992
Long-term indebtedness	829,188	846,834
Operating lease obligations	214,434	222,680
Deferred taxes	29,350	32,345
Other long-term liabilities	112,101	107,432
Total liabilities	1,617,566	1,604,283
Total stockholders' equity	1,394,413	1,355,036
Total liabilities and stockholders' equity	$3,011,979	$2,959,319

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2024	2023
(In thousands)
Cash flows from operating activities:
Net income	$97,708	$40,685
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	64,728	65,549
Stock-based compensation expense	9,301	9,080
Other non-cash items	2,238	2,192
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(118,962)	(80,952)
Inventories, net	96,351	209,346
Prepaid expenses and other assets	(2,746)	11,607
Accounts payable, trade	18,977	37,949
Accrued expenses and other liabilities	17,687	(21,891)
Net cash flows provided by operating activities	185,282	273,565
Cash flows from investing activities:
Capital expenditures	(21,328)	(34,082)
Acquisitions of businesses	(19,957)	(25,851)
Other investing activities	552	4,344
Net cash flows used in investing activities	(40,733)	(55,589)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(9,111)	(9,585)
Proceeds from revolving credit facility	86,248	234,200
Repayments under revolving credit facility	(87,766)	(402,726)
Repayments under term loan and other borrowings	(15,007)	(10,703)
Payment of dividends	(53,455)	(53,154)
Payment of contingent consideration and holdbacks related to acquisitions	—	(517)
Other financing activities	(2)	(834)
Net cash flows used in financing activities	(79,093)	(243,319)
Effect of exchange rate changes on cash and cash equivalents	(1,195)	(62)
Net increase (decrease) in cash and cash equivalents	64,261	(25,405)
Cash and cash equivalents at beginning of period	66,157	47,499
Cash and cash equivalents at end of period	$130,418	$22,094

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,			Last Twelve
	2024		2023	2024		2023	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	82.0		71.6	155.5		134.3	280.4
Motorhome RVs	8.8		12.1	19.2		25.5	39.8
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	96.4	(2)	109.1	161.8	(2)	180.9	307.5	(2)
Impact on dealer inventories	(14.4)	(2)	(37.5)	(6.3)	(2)	(46.6)	(27.7)	(2)
Motorhome RVs	11.5	(2)	14.6	21.3	(2)	25.6	40.9	(2)

				Twelve Months Ended
				June 30,
				2024		2023
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$5,237		$5,459
Motorhome RV				$3,766		$3,760

				June 30,			December 31,
				2024		2023	2023
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)				$373.1		$270.0	$245.3
Days sales in accounts receivable, based on last twelve months				30.5		28.4	30.1
Inventory turns, based on last twelve months				3.9		3.2	3.5

				2024
Estimated Full Year Data:
Capital expenditures				$40 - $60 million
Depreciation and amortization				$125 - $135 million
Stock-based compensation expense				$17 - $22 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) June 2024 retail sales data for RVs has not been published yet, therefore 2024 retail data for RVs includes an estimate for June 2024 retail units. Retail sales data have historically been revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
(In thousands)
Net income	$61,163	$33,426	$97,708	$40,685
Interest expense, net	7,962	10,249	17,283	20,643
Provision for income taxes	21,479	11,499	33,224	13,889
Depreciation expense	17,936	18,867	36,521	37,117
Amortization expense	14,103	14,183	28,207	28,432
EBITDA	$122,643	$88,224	$212,943	$140,766
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three and six month periods ended June 30, 2024 and 2023. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.